Exhibit 5.1

[Letterhead of Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio]

April     , 2007

New York Stock Exchange, Inc.

20 Broad Street

New York, New York 10005

Re: Empresa Distribuidora y Comercializadora Norte S.A.

Ladies and Gentlemen:

We are acting as special Argentine counsel to Empresa Distribuidora y Comercializadora Norte S.A. (the “Company”), a corporation organized under the laws of Argentina in connection with the Company’s application for listing on the New York Stock Exchange, Inc. (“NYSE” or the “Exchange”) of American Depositary Shares (the “ADSs”), evidenced by American Depositary Receipts, each ADS representing twenty Class B common share (the “Shares”) of the Company.

We are qualified under Argentine law to give this opinion, and we express no opinion other than as to the laws of Argentina.

In arriving at the opinions expressed below, we have reviewed the originals or copies, certified or otherwise, of such documents and corporate records of the Company and such other instruments and other certificates of officers and representatives of the Company and such other persons, and have made investigations of laws, as we deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion, we have assumed the authenticity of all documents submitted as originals and the conformity to the originals of all documents submitted as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document reviewed.

Based upon and subject to the foregoing, we are of the opinion that:

1.                                       The Company is a corporation duly organized and validly existing as a corporation in good standing under the laws of Argentina and has all corporate power and authority necessary to conduct its business as currently conducted;

2.                                       Except for the board of director’s meeting to be held on April 25, 2007, all necessary corporate action on the part of the Company has been taken in respect of the issuance by it of the Shares by the Company, and all of the outstanding Shares of the Company have been duly authorized, validly issued and subscribed, and are fully paid and non-assessable;

3.                                       All necessary corporate action on the part of the Company has been taken in respect of the issuance of the ADSs;

4.                                       All issued and outstanding Shares of the Company (currently 831,610,200 Class B Shares and, following the Company’s initial public offering of securities, 906,455,118) are (or in the case of newly issued shares, assuming they are fully paid, will be) duly authorized, validly issued, fully paid and non-assessable under the laws of Argentina.

5.                                       Under the laws of Argentina, no personal liability is attached to the registered holders of the ADSs or the Shares by reason of their being registered holders thereof; provided, however, that holders who have a conflict of interest with the Company and who do not abstain from instructing the Depositary to vote at the respective shareholders’ meeting may be liable for damages to us, but only if the transaction would not have been approved without such holders’ votes. Furthermore, holders who willfully or negligently instruct the Depositary to vote in favor of a resolution that is subsequently declared void by a court as contrary to the law or the Company’s bylaws may be held jointly and severally liable for damages to the Company or to other third parties, including other shareholders;

6.                                       No further authorization of the Board of Directors of the Company is required to appoint a registrar or transfer agent in connection with the Shares or to authorize the listing of the ADSs or Shares on the Exchange;

7.                                       We are not aware that any of the Company’s corporate governance practices are not in compliance with applicable Argentine law and the rules of the Buenos Aires Stock Exchange (the “Bolsa de Comercio de Buenos Aires” or “BCBA”);

8.                                       The Company publishes interim and annual financial reports as required by applicable Argentine law and the rules of the BCBA and does not less than semi-annually;

9.                                       The Company’s charter and bylaws regarding composition, election and classification of the Company’s Board of Directors are not prohibited by Argentine law or the rules of the BCBA;

10.                                 The Company’s shareholder approval policies, quorum requirements for shareholder meetings and methods of voting are not prohibited by Argentine law or the rules of the BCBA; and,

11.                                 We confirm that no member of our firm is currently a director or officer of the Company. Damian Burgio, a member of our firm, is an alternate member of the Company’s Board of Directors.  Diego Salaverri is a member of the Company’s Supervisory Committee and Javier Errecondo is an alternate member of its Supervisory Committee.

This opinion is given solely for the purpose of the Company’s application for listing of ADSs on the NYSE.  We consent to the filing of this opinion as an exhibit to the Company’s application for listing of the ADSs on the NYSE.

Sincerely yours,

ERRECONDO, SALAVERRI, DELLATORRE, GONZALEZ & BURGIO

By:	/s/ Diego Salaverri
Diego Salaverri, A Partner